Thomas S. Harman

1.202.373.6725

Thomas.harman@morganlewis.com

February 7, 2018

Nuveen Minnesota Quality Municipal Income Fund

333 West Wacker Drive

Chicago, IL 60606

Re:	Nuveen Minnesota Quality Municipal Income Fund (NMS) (File No. 333-211785)

Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 1 under the Securities Act of 1933 to the Registration Statement of Nuveen Minnesota Quality Municipal Income Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP